Exhibit 99.1

Investor Contacts:

Gina Hicks

Chief Financial Officer

Phone: 888-482-7671

ghicks@vpco.com

Vapor Corp. Appoints Christopher Santi As New President

DANIA BEACH, Fla., April 11, 2016 /PRNewswire/ — Vapor Corp. (OTCQB: VPCOD) (the "Company"), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that it has appointed Christopher Santi as its President. Mr. Santi, the current Chief Operating Officer of the Company, succeeds Gregory Brauser as the Company's President. Mr. Santi will also continue to serve as the Company's Chief Operating Officer.

Mr. Brauser resigned as a director and President of the Company to devote time to his other business ventures. He will continue to serve as a consultant to the Company.  Jeffrey Holman, the Company’s CEO, stated, "I would also like to thank Mr. Brauser for his service to Vapor Corp., and his commitment to serve in a consulting role going forward."

About Vapor Corp.
Vapor Corp. is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain "The Vape Store" as part of a merger with Vaporin, Inc. The Company's innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company's brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under "The Vape Store" brand.

Safe Harbor Statement
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" statements within the meaning of the Private Securities

3001 Griffin Road  |  Ft. Lauderdale, FL 33312  |  Phone: 1.888.766.5351  |  Fax: 1.888.882.7095
www.vapor-corp.com

Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.'s current views about future events, financial performances, and project development. These "forward-looking" statements are identified by the use of terms and phrases such as "will," "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor's expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings "Risk Factors" in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.'s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

3001 Griffin Road  |  Ft. Lauderdale, FL 33312  |  Phone: 1.888.766.5351  |  Fax: 1.888.882.7095
www.vapor-corp.com